Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Huy Vo (808) 838-5479
Tuesday, September 23, 2014		Huy.Vo@HawaiianAir.com

Hawaiian Airlines Appoints Sean Menke to

Executive Vice President and Chief Operations Officer

HONOLULU — Hawaiian Airlines has appointed Sean Menke to the position of executive vice president and chief operations officer. In this role, he will take on direct oversight of the airline’s Flight Operations, In-Flight Services, Customer Service, Maintenance and Engineering, Safety and Regulatory Security, Operations Planning and Scheduling, and Performance Engineering and Operations Analytics. Menke begins work on Oct. 20, 2014 and will report to Mark Dunkerley, Hawaiian Airlines’ president and chief executive officer.

“Sean Menke has had an impressive career before joining our team,” said Dunkerley. “He has a broad array of experiences covering many aspects of airline operations, and we are excited to have him come aboard and look forward to the contributions he will make at Hawaiian Airlines.”

Menke fills a vacancy left by Charles Nardello, who retired as senior vice president - operations in May 2014.

Menke brings to Hawaiian Airlines more than 20 years of airline experience in executive leadership positions. He served as president and CEO of Pinnacle Airlines Corp., the parent company of Pinnacle Airlines Corp., Mesaba Airlines and Colgan Air. During 10 years with Frontier Airlines Holdings, Menke held a variety of roles of increasing responsibility, from the director of planning and scheduling to president and CEO. He has also served as executive vice president and chief commercial officer at Air Canada and has worked at United Airlines, Western Pacific Airlines and America West Airlines. Menke most recently served as executive vice president resources at IHS, Inc., a global information company based in Colorado.

Menke holds Bachelor of Science degrees in Economics and Aviation Management from Ohio State University, and a Master of Business Administration degree from the University of Denver.

About Hawaiian Airlines

Hawaiian® has led all U.S. carriers in on-time performance for each of the past 10 years (2004-2013) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai’i.

Now in its 85th year of continuous service, Hawaiian is Hawai’i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. Mainland. Hawaiian offers non-stop service to Hawai’i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands, with a total of more than 200 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page.